Exhibit 24.2

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS THAT I, W. Marston Becker, a Director of Selective Insurance Group, Inc. (the “Company”), do hereby appoint Gregory E. Murphy, Chairman, President and Chief Executive Officer of the Company, Dale A. Thatcher Executive Vice President, Chief Financial Officer and Treasurer of the Company, and Michael H. Lanza, Executive Vice President and General Counsel of the Company, as my true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for me and in my name, place and stead, and in any and all capacities, to execute on my behalf the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and any amendments and supplements thereto, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grant to such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as I might do or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Date: February 23, 2010	/s/ W. Marston Becker
W. Marston Becker